UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Wendt, Henry
   4900 W. Dry Creek Road
   Healdsburg, CA  95448-9721
   USA
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |12/8/9|R5(1|84                |A  |$27.6252   |                   |D     |                           |
                             |4     |)   |                  |   |           |                   |      |                           |
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Common Stock                 |12/23/|G   |1,583             |D  |           |                   |D     |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/24/|G   |9,771             |D  |           |32,816             |D     |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/24/|G   |2,668             |D  |           |6,349              |I     |By Spouse                  |
                             |96    |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Phantom Stock Units     |1-for-1 |9/12/|A   |23.27      |A  |(2)  |(2)  |Common Stock|23.27  |$39.125|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |10/1/|A   |165.02     |A  |(2)  |(2)  |Common Stock|165.02 |$37.875|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |11/19|A   |87.16      |A  |(2)  |(2)  |Common Stock|87.16  |$32.125|            |D  |            |
                        |        |/96  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |12/9/|A   |31.10      |A  |(2)  |(2)  |Common Stock|31.10  |$32.50 |306.55      |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Shares were acquired under the Charles Schwab and Co., Inc. dividend reinvestment plan in transaction exempt from Section 16(b) by virtue of old Rule 16b-2. Shares were inadvertently omitted from the January 24, 1995 Form 5. Reporting person subsequently withdrew from the DRIP.
(2) The phantom stock units were accrued under the Allergan 1989 Nonemployee Director Stock Plan - a deferred compensation plan. The units are to be settled 100% in cash upon the reporting person's
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Henry Wendt
DATE
2/9/97